Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sterling Financial Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3ASR (No. 333-155997), Form S-4 (No. 333-192346) and Form S-8 (No. 333-188291, 333-144766, 333-143347, 333-135071, 333-117680, 333-117679, 333-105637, 333-101357, 333-58978, and 333-77259) of Umpqua Financial Corporation of our report dated February 26, 2014, with respect to the consolidated balance sheets of Sterling Financial Corporation as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of Umpqua Financial Corporation dated April 18, 2014.

(signed) KPMG LLP

Seattle, Washington
April 18, 2014